Exhibit 99.1

Final Transcript

Conference Call Transcript

ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

Event Date/Time: Feb. 10. 2005 / 8:00AM ET
Event Duration: 1 hr 9 min

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ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Sean McHugh
Office Depot Inc. - Director Investor Relations

Neil Austrian
Office Depot Inc. - Chairman, CEO

Charlie Brown
Office Depot Inc. - Executive Vice President, CFO

Rick Lepley
Office Depot Inc. - Executive Vice President, North American Retail

Chuck Rubin
 Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

Cindy Campbell
Office Depot Inc. - Executive Vice President, Delivery Sales

CONFERENCE CALL PARTICIPANTS

Matt Fassler
Goldman Sachs - Analyst

Colin McGranahan
Sanford C. Bernstein & Company - Analyst

Dan Binder
Buckingham Research Group - Analyst

Kevin Flaherty
Credit Suisse First Boston - Analyst

Aram Rubinson
Banc of America Securities - Analyst

PRESENTATION

Operator

We would like to welcome you to the Office Depot fourth quarter 2004 earnings conference call. All lines will be on listen-only mode for today’s presentation after which instructions will be given in order to ask questions. At the request of Office Depot, today’s conference is being recorded. I would like to introduce Mr. Sean McHugh, Director of Investor Relations, who will make a few opening comments. Mr. McHugh, you may begin.

Sean McHugh - Office Depot Inc. - Director Investor Relations

Thank you, operator, and good morning.

Before beginning today’s conference call, I would remind you that certain statements made on this call are forward-looking statements under the Private Securities Litigation Reform Act. Except for historical, financial, and business performance information, comments made on this call should be considered forward-looking. Actual future results may differ materially from those discussed on this call due to risks and uncertainties both foreseen and unforeseen.

Certain risks and uncertainties are described in detail in our report on Form 10-K filed with the SEC on February 26, 2004. During portions of this call our Chairman, CEO, Neil Austrian, and other executives will refer to financial results which are not GAAP numbers. A reconciliation of non-GAAP numbers to GAAP results is available on our Web site at www.officedepot.com.

Now I would like to introduce Office Depot’s Chairman and CEO, Neil Austrian.

Neil Austrian - Office Depot Inc. - Chairman, CEO

Thanks, Sean. Good morning everyone.

Joining me today on the call will be Charlie Brown, our Executive VP and CFO, Rick Lepley, our EVP of North American Retail, and Chuck Rubin, our EVP and Chief Merchandising and Marketing Officer. Other members of our executive team are here with me as well to answer any questions you may have.

Before I turn the call over to Charlie, I’d like to quickly recap the fourth quarter and the year.

On balance we had a pretty good fourth quarter and year in 2004. Fourth quarter sales grew 7 percent to 3.5 billion. Our year-to-date 2004 sales increased 10 percent to 13.6 billion.

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ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

We recorded GAAP earnings per share of $0.17, up from $0.15 in Q4 of 2003. 2004 GAAP EPS was $1.07, up from $0.88 in 2003.

On a non-GAAP basis quarterly earnings were $0.30 a share, as compared to $0.22 in 2003. Likewise, on a non-GAAP basis, annual earnings were $1.19 a share versus $1 in 2003.

Charlie will discuss some of the GAAP to non-GAAP reconciliation items later in the call.

Moving to the business units, we improved both the sales and profitability of our North American Retail division in 2004. The 3 percent increase in comp store sales for the year was our best performance since 1999.

The addition of 69 net new stores to our North American Retail portfolio, aided by the acquisition of the former Kids ‘R’ Us stores, increased our presence both in the Northeastern United States and our existing markets.

Our core focus on increasing store profitability yielded greater retail operating margins compared to last year. We’ll continue our emphasis on profitable retail growth in 2005 and beyond.

Our Business Services Group sales and profitability grew at a measured rate in 2004, although sluggish catalog sales held back this segment’s overall performance. Our supply chains team’s focus on efficiency yielded a fourth consecutive year of declining warehouse and delivery expenses measured as a percent of sales.

We strategically realigned and invested in our contract sales force in 2004. With this increased investment nearly complete, we look forward to more aggressive growing our catalog business as part of a well rounded effort to gain delivery market share in 2005.

International Group full-year sales and operating profit grew substantially in 2004 compared to 2003. However, these increases are mostly attributable to favorable translation benefits from a weak U.S. dollar, as well as full-year 2004 benefit of the Guilbert acquisition.

Europe continues to be a challenging market and our underlying international performance this year reflects that reality. Our contract business ended the year on a positive trajectory, and I’m pleased that our efforts to improve our contract sales appear to be gaining traction.

All in all it was not a bad year. Our key initiatives are picking up momentum and we’re optimistic about 2005.

I’ll have some additional thoughts and comments for you at the end of the call but for now I’d like to let Charlie, Rick, and Chuck provide you with detailed insights on the quarter.

Now let me turn the call over to Charlie Brown, our CFO, to discuss our fourth quarter and year-end financial results.

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

Thanks, Neil, and good morning everyone.

I’d now like to share more insight into our fourth quarter and full-year performance. Before I begin the financial review, I want to remind everyone that Office Depot is committed to reporting its financial results on a GAAP basis.

Today we are also providing non-GAAP information to facilitate greater understanding of some of the underlying elements that comprise the GAAP results. The inclusion of non-GAAP results does not imply that Office Depot believes such information to be in any way superior to reporting GAAP results, but it affords additional information that some investors may find useful in analyzing the company.

Now, total company sales for the fourth quarter grew by 7 percent to 3.5 billion, compared to the fourth quarter of 2003. Worldwide comparable sales in our 956 stores and 45 delivery centers increased 2 percent for the fourth quarter, and 1 percent for the full-year.

Fourth quarter revenue growth was driven by improved North American comp sales and favorable currency translation in our International Group. The full-year 2004 increase reflects higher sales in each business unit, but primarily in the International Group.

A full-year contribution from our June 2003 acquisition of Guilbert, as well as positive effects of changes in exchange rates, were the main contributors to the revenue increase.

Finally, our full-year global e-commerce sales grew 18 percent to 3.1 billion, making Office Depot the world’s number three Internet retailer.

Operating profit for the fourth quarter increased by 21 percent to $104 million, and increased by 14 percent to 534 million for the full-year, compared to the same period in 2003. In the fourth quarter, profit increases from improved sales were offset by negative product exchanges, supplier price increases, and promotional activity.

However, improved inventory management and higher volume rebates and promotional support from our vendors more than offset the negative mix impact.

On a full-year basis our profit increase primarily reflects the addition of Guilbert to our International Group in June of 2003, and positive foreign currency translation. Improved inventory

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ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

management and higher volume rebates and promotional support from vendors contributed to the increase as well.

Total store and warehouse operating and selling expenses, as a percentage of sales, declined in 2004 because of operating efficiencies in both North American Retail and BSG. General and administrative costs increased slightly in dollar terms for the fourth quarter as compared to last year.

2004 included 22 million for various severance arrangements, contract terminations, and property dispositions largely offset by reduced compensation expenses. For the full-year, G&A costs increased due to an additional five months of Guilbert, the negative impact of translating international expense at weaker U.S. dollar exchange rates, and higher professional fees, largely relates to our Sarbanes-Oxley compliance efforts and the expensing of certain systems development costs.

Based on our continued focus on reducing overhead, we expect our 2005 G&A to be flat in dollars compared to 2004.

Fourth quarter GAAP earnings were $0.17 per diluted share, compared to $0.15 for the same period last year. For the full-year, GAAP net earnings per diluted share was $1.07, compared to $0.88 for the same period in 2003.

On a non-GAAP basis, net earnings per diluted share were $0.30 for the quarter, compared to $0.22 in 2003. Included in fourth quarter 2004 net income were pretax charges and credits of $65.7 million, or $0.13 per share, primarily resulting from a number of actions taken as part of a companywide focus on costs.

Most of the fourth quarter charges have been outlined in previously filed, and previously filed on Form 8-K.

Additional net charges that were not reported previously totaled 3.7 million, or $0.01per share are included in the overall 65.7 million net pretax charge. Specifically, we recognized an impairment of goodwill in Japan for $11.5 million.

We terminated our new corporate headquarters project for $3.6 million. We exited a surplus property in Wichita, Kansas, for $1.7 million, and we released provisions for previously recorded tax contingencies for $13.1 million benefit.

These items are either identified in the company’s normal year-end process or represent quantification of previously announced decisions taken earlier in the fourth quarter of 2004.

Fourth quarter 2003 net income included charges of 32.4 million, or $0.07 per share, to adjust for lease termination costs related to stores closed in prior periods, and to account for the sale or write-down of certain Internet investments. A GAAP to non-GAAP reconciliation schedule has been posted to the Investor Relations tab of our public Web site.

For the full-year, non-GAAP net earnings per diluted share were $1.19 versus $1 in 2003. Included in 2004 net income were pretax charges and credits of 60.8 million, or $0.12 per share, to adjust for the previously identified fourth quarter charges, and a net $5 million gain to settle certain litigation.

Included in 2003 GAAP income was charges of 32.4 million, or $0.08 per share, to adjust lease terminations for stores closed in prior periods and to write-down certain Internet investments. There was a charge of 25.9 million, or $0.08 per share for the cumulative effect of adopting EITF 02-16, which relates to the accounting for certain vendor-funded arrangements.

And finally, an $11.8 million gain, or $0.04 per share for foreign currency exchange benefits.

As I mentioned earlier, a GAAP to non-GAAP reconciliation schedule has been posted to the Investor Relations tab of our public Web site.

For the fourth quarter we reported a 6.8 percent effective tax rate, and for the year a 27.4 percent effective tax rate. This reduction was based on releasing provisions for previously recorded tax contingencies based upon changes in the facts and circumstances since they were recorded. We expect to record a 30 percent effective tax rate for 2005.

Now turning to the balance sheet and cash flow metrics for the total company.

Year-to-date free cash flow was $248 million, with 390 million in capital expenditures. 2004 Cap Ex includes approximately $91 million related to the acquisition of the KRU properties. This number compares to the $197 million purchase price that we announced in January of 2004.

Inventory levels increased by 73 million from last year to 1.4 billion, reflecting the addition of 52 new stores during the fourth quarter, as well as an inventory build in anticipation of our first quarter “Back to Business” campaign.

North American contract DSO was 44 days, down from 45 days in the fourth quarter of last year. As a result, our cash and short-term investments were 955 million at the end of the fourth quarter, a decrease of 284 million sequentially from the third quarter of 2004.

To remind everyone, we used just over $300 million to redeem our $250 million senior subordinated notes issued in December of 2004.

Now I’ll move to our individual business segments. First, our North American Retail business.

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ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

Total sales increased 8 percent to 1.5 billion in the quarter. Fourth quarter comparable sales increased 4 percent. That’s our best performance in 19 quarters.

The increase in comparable sales was attributable to a double-digit comp sales growth increase in the technology category both for the quarter and the year. Average transaction size increased for the fourth quarter and the full-year, but comparable transactions declined in both periods. In just a few minutes Chuck Rubin will provide additional details on specific product category performance.

During the quarter, the company opened 52 new retail stores, closed six underperforming stores, and relocated two stores. At the end of the fourth quarter we operated a total of 969 office product superstores throughout North America.

Retail gross margins in the fourth quarter and full-year improved slightly as increased vendor rebates and promotional support and better inventory management were partially offset by higher sales of lower margin technology products.

A strong focus on managing operating costs, as well as a targeted effort at improving underperforming stores, continues to improve profitability as operating expenses trended at favorable levels in the fourth quarter, declining by 250 basis points compared to last year. Overall, segment operating profit increased 106 percent in the fourth quarter, and 25 percent for the full-year compared to the same periods in 2003.

For our North American Business Services Group total sales grew by 3 percent in the fourth quarter, and 2 percent for the full-year as compared to the prior year. Contract sales increased 5 percent for the quarter and 3 percent for the full-year.

Our increased investment in our sales force is nearly complete. We have hired approximately 120 professionals to date, and we expect to hire the remaining 20 within the month. We anticipate that this sales force investment will help us achieve our sales goals in 2005.

Direct sales, and by that I mean our Office Depot catalog, Viking catalog, and Tech depot, were positive in the fourth quarter but flat for the full-year. Tech Depot’s growth was offset by an overall decline in the catalog channel over both periods.

Office Depot catalog posted its third consecutive quarter of positive comps, while Viking catalog continues to underperform our sales expectations. We are currently planning to add additional talent to the Viking organization to deliver improved performance in 2005.

Domestic e-commerce sales grew by 11 percent during the quarter and by 12 percent for the full-year.

BSG’s gross margin was flat for the quarter and declined about 50 basis points for the full-year. For the quarter cost pressures in paper, ink, and toner were offset by increased vendor program income in other categories.

For the full year, the gross margin decline can be primarily attributed to the previously mentioned cost pressures that were more than offset increased vendor program income.

Store and operating expenses increased slightly for the fourth quarter by about 10 basis points, primarily because of increased payroll expense, but decline for the full-year because of lower advertising and warehouse and delivery expenses. Warehouse costs have now declined for 16 consecutive quarters, the evidence of our continuing focus on execution and driving out costs.

Optimizing our use of third-party delivery and labor efficiency are again the primary contributors. Combined, these results generated a 2 percent increase in segment operating profit for the fourth quarter, and a 3 percent year-to-date compared to the prior year.

International Group sales grew 9 percent in U.S. dollars but remained flat in local currency during the fourth quarter compared to the prior year. For the full year, international sales grew 30 percent in U.S. dollars and 21 percent in local currency.

Comparable international sales declined 1 percent for the quarter and 2 percent for the full-year. The change in exchange rates from the corresponding periods from last year increased sales reported in U.S. dollars by 75 million for the fourth quarter and 269 million for the year.

Comparable contract catalog and retail sales each declined slightly in the fourth quarter, but contract recording a comparable sequential sales improvement of over 950 basis points posting a quarterly comp of minus 1 percent. Full-year 2004 comparable retail sales increased while comparable contract and catalog sales declined.

Fourth quarter and full-year sales, as measured in local currencies, increased in the United Kingdom, but decreased in France, Germany, and the Netherlands. Comparable sales trends in France, Germany, and the Netherlands improved sequentially over the third quarter, with France recording a sequential comparable sales improvement of over 750 basis points.

We opened three retail stores in Japan and closed one in Spain bringing our totally owned international store count to 78.

Gross profit as a percentage of sales decreased in the fourth quarter and the full-year as compared to the same period in 2003, primarily reflecting cost pressures in both the catalog and contract channels related to paper, ink, and toner.

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ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

Selling and warehouse expenses as a percent of sales increased compared to the prior year, primarily because of costs associated with the previously announced closure of a warehouse in France, and a goodwill impairment charge related to our Japanese operations.

Operating profit declined 29 percent [and] declined 35 percent in local currencies in the fourth quarter, and increased 17 percent, an increase of 7 percent in local currencies, for the full-year 2004, compared to the same period in 2003. These numbers include the cost to close and relocate a warehouse in France and an impairment charge of 11.5 million for goodwill in Japan.

International segment operating profit when translated into U.S. dollars benefited from foreign exchange rates by $8 million during the fourth quarter, and $37 million for the full-year.

In summary, we posted a pretty good quarter led by improvement in our North American Retail segment. We expect our BSG sales force investment to begin paying off in 2005. Internationally it appears that we’re starting to switch the former Guilbert business back into the growth mode.

We ended fourth quarter with our overall best momentum in the last couple of year, and we intend to maintain those trends into 2005.

I would now like to turn the call over to Rick Lepley who will provide some insights into the trends initiatives in our Retail division.

Rick Lepley - Office Depot Inc. - Executive Vice President, North American Retail

Thanks Charlie and good morning everyone. First I’d like to begin by highlighting the retail division’s year-end results.

I’m pleased to say we ended 2004 with year-over-year sales growth of 5 percent, and operating profit growth of 25 percent, with contributions more than doubling in the fourth quarter. Our operating profit improvement was driven by a balanced blend of margin growth and greater operational efficiency.

Before I go any further, the people who I’d like to thank most are our 25,000 plus retail employees and especially our store managers and our district managers who have so strongly embraced the store operations philosophy that we introduced to them in the second quarter of last year.

As evidenced by our results this year, our focus has been on profitable growth. While we continue to move toward a more flexible and cost effective labor model by shifting our full-time versus part-time mix toward our target of 30/70, we recognized that a high level of customer satisfaction is key to sustaining our top line momentum.

It’s important to note that our profitability improvements have not come at the expense of lower customer service. In fact, our customer service ratings improved in the fourth quarter.

Customer service will continue to be a focus for us and our 2005 compensation plan includes meaningful incentives for customer service, comp transaction growth, and improved attachment rates. We will support our store employees by dedicate ago large part of our 2005 training dollars to programs targeted at improving selling skills and customer interaction.

On the operating side we rolled out several new savings initiatives in the fourth quarter including energy efficient in-store lighting, improved sign printing processes, and enhanced copy machine utilization.

We’ve already begun to see savings from many of these initiatives and we’re not done yet. In fact, we’re only getting started in my judgment. The more I visit stores across the country the more confident I become that we can continue to find new and innovative ways to lower our store breakeven threshold.

I’m also happy to report that our underperforming stores initiative delivered outstanding results in 2004. The task force reduced the number of underperforming locations by 45 percent, and decreased operating losses by 75 percent. Due to the success of this initiative, we plan to continue to invest management time to sustain and further improve this group of stores.

Turning to our real estate activities, I feel our most significant accomplishment in 2004 was that we were able to make a major investment in future growth while improving year-over-year profitability. Including our KRU openings, we opened ‘80 new stores, we relocated 11 stores, and we closed 11 unprofitable locations in 2004 to bring our North American retail total to 969.

At year-end our average weekly sales for M2 stores opened in 2004 were about one-third greater than our 2003 new store openings.

At the end of 2004 we reached a final agreement with Toys “R” Us to take 91 locations for a cost of about $91 million. An additional property was subsequently closed in January which wrapped that up transaction and brought the facility count to 92.

We opened 36 of those properties in 2004, and we plan to open another 15 this year. In addition, we’ve already disposed of 17 excess sites to Petco, and continue to actively market the remaining locations.

In the fourth quarter we remodeled 14 stores bringing the M2 remodel total to 17 for the year. We plan on remodeling about 50 stores in 2005.

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ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

We are now beginning to monitor the performance of the remodels that we’ve completed at the end of last year. And the metrics derived from the results of these initial remodels will allow us to optimize remodel activities.

We will continue to evaluate the performance of those remodels and anticipate that decisions beyond the initial 50, regarding a broader remodel rollout, will likely be made by the end of the second quarter of 2005.

We’ve now received the retail highlights on both the quarter and the year. We’re looking forward to 2005 and the continuation of the initiatives that we’ve put in place. Driving sales by improving our customer experience, reducing costs through increased accountability and improved execution, and we’re focused on improving margin and attachment rates with specific programs already in place to help us achieve all this.

With that, I’d like to turn the call over to Chuck Rubin. Chuck.

Chuck Rubin - Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

Thanks, Rick. Good morning everybody.

Let me start by addressing our product performance in retail stores. As you’ve heard, our fourth quarter represented our fourth consecutive quarter of positive retail sales comps. In fact, it was our largest increase of the year at 4 percent.

Our gross margin dollars increased over last year. Our gross margin rate remained essentially flat despite our sales mix change. On an annual basis our retail sales comped positive at 3 percent, with higher gross margin dollars and a slightly higher gross margin rate. In addition, inventory turn improved year-over-year.

As you know, we break our business into three divisions, Technology, furniture and related products, and supplies. Let me begin with technology.

Our comp sales were up 18 percent for the quarter, 13 percent for the year. Key drivers of this performance continued to be desktops, notebooks, and our best in class build to order product.

Notebooks, which deliver higher margin than desktops had comp sales growth of over 190 percent for the quarter, and 140 percent for the year. [both ] our growth trend and absolute sales dollars for notebooks exceeded desktops for the quarter. This is in line with our continued focus on mobility for our core business customer segment.

Also posting positive comp sales for the quarter were two technology businesses that deliver higher margins and are most desired by our core business customer. These include laser printers, networking product, multiline phones, portable thumb drives, financial software, and service warranties.

Many of these benefited from our key technology merchandising initiatives in 2004, specifically our reset of our technology sales floors allowed us to expand product and vendor assortments while encouraging attachment selling. Overall, while not achieving our desired attachment rate goals, we did see improvement over the last year in many categories and this continues to be a focus for us in 2005.

Turning to our other product divisions, our furniture group, which is which included in the furniture and related products division, achieved positive comp sales for the quarter and the year. In addition, overall gross margin dollars and rate were significantly higher.

Our key strength was our furniture collections business which includes our exclusive Christopher Lowell product. During the fourth quarter we transitioned out of one collection at virtually no end of life liquidation costs, introduced a new collection to 600 stores, and introduced new business oriented pieces throughout all four of the Christopher Lowell collections.

We also experienced strong sales performances from our work center assortment, leather chairs, and high fashion desk accessories. Other classifications of product included in our furniture and related products division that performed well for Q4 were shredders, electronic labeling and accessories, and leather goods like business portfolios. Again, these strong performances resulted from a better focus on our core business customer.

Holiday-specific product, which included assorted foods and various gift accessories, was purposely scaled back compared to previous years due to the not fitting strategically with this customer focus. As such, our sales were in fact down from the year prior, however our gross margin rates and dollars were higher due to strong inventory management which resulted in lower end of life liquidation.

Finally, our third product division, supplies, experienced a 1 percent positive comp sales trend for the quarter with higher gross margin dollars and gross margin rate compared to last year. For the full-year, supplies had a slightly negative comp sales trend, but achieved significantly higher gross margin dollar rates, dollars and rate.

Our fourth quarter performance reflects many of the initiatives implemented during 2004. The [majority] of supplies department achieved positive retail comp sales with noteworthy performances in laser, paper, ink and toner, business forms, writing instruments, dated goods, and mailroom.

Let me turn to our BSG segment performance for a moment.

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ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

BSG sales increased 3 percent for the quarter, 2 percent for the year with sales improving across most major product divisions. While furniture and related product and technology both delivered good increases for the quarter and the year, supplies increases contributed the most to the overall dollar improvement. In fact, all supplies departments were positive in our contract group for the quarter and year.

Most supply departments were positive in our commercial business for the quarter as well. Categories that were particularly strong include ink and toner along with writing instruments. Improved sales in paper were also noted during the quarter.

BSG gross margin dollars were higher for the quarter and year compared to last year, but at a lower gross margin rate for the year, primarily due to us absorbing higher paper costs along with the continued competitive environment with ink and toner. Our FY ‘04 improved sales and margin performance across our selling channels was the result of key merchandising initiatives that I’ve discussed previously.

Let me give you a brief update on just a couple of them. First, private brand.

Our percentage of sales continues to grow and ended the year at slightly better than 15 percent versus last year’s approximately 13 percent. Our SKU count has increased to about 3,000 and our margins continue to perform better than the balance of our assortments.

As we look to 2005, we will continue to expand our OD brand along with other proprietary brands to help our overall gross margins while offering our customer differentiated product.

Second, our global purchasing initiative, where we leverage our worldwide buying power by harnessing our U.S. and international buying forces, continued. Through a combination of conventional bids and e-auctions we continue to lower costs on all product categories addressed thus far. Through Q4, 16 product categories have been reviewed and the program will continue into 2005.

Third, our retail pricing review continued. By leveraging category management principles, we were able to remain competitive in the marketplace while capitalizing on identified margin enhancing opportunities.

This initiative, along with other margin improvement efforts, drove our Q4 and annual gross margin performance. Additional benefits will be realized through 2005.

Fourth, we continue to strengthen our infrastructure which is so necessary for to us sustain these FY ‘04 improvements. Our [Retek ] systems implementation, named Magellan, continues on budget and on time.

Now approximately 60 percent complete, it is enabling the merchants to better plan, forecast, price, and manage our business. And additional capabilities will be introduced in 2005.

Magellan systems capabilities support new, more analytical, more disciplined and more integrated operational processes that merchandising and marketing began using in 2004. Examples that were critical to this past quarter’s results included assortment planning, advertising insert development, in-store end cap planning. These, along with others will continue for 2005 as well.

And finally, we strengthened our team. We hired a Vice President of Merchandising to focus on supplies. He brings years of catalog, Internet, and B2B experience to our company.

We also filled all of our newly created divisional merchandise management positions. These key individuals are focused on improving our cross channel execution of our various merchandising programs. And our merchandise planning team, established in the third quarter of 2004, became an integral contributor to managing our product assortments and pricing.

Let me speak for a moment about our advertising initiatives.

Our 2004 goal of lowering our advertising to sales ratio was realized as we saw our Q4 and total FY ‘04 A to S ratio drop below 2003. Our effectiveness increased as evidenced by our sales performance through our more disciplined approach to allocating our marketing spend.

This approach, combined with our continued focus on our core business customers is expected to deliver additional benefits in 2005.

During Q4, we moved to rebrand the company around our Taking Care of Business” theme. Our analysis proved that the majority of our customer base is in fact a business customer.

Our research showed though that we had improvement opportunities in terms of how we positioned our message to this customer. As we look to clarify our message, our work demonstrated that “Taking Care of Business” still had high affinity, high recognition, and strong Office Depot association with our target business customer. In fact, in our research, it scored significantly higher than our previous tag line as well as the current tag lines of our primary competitors.

More importantly, however, it represented more than just a marketing tag line. Instead, it actually articulated a foundational statement for our employees as well. Early customer and employee feedback is extremely positive.

During the quarter, we also committed to become the official office product supplier of NASCAR. Additionally, we agreed to

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ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

sponsor a car with Rausch Racing, arguably the premier team in NASCAR.

The sport’s huge growth in popularity, incredible base of fans loyal to its sponsors, high indexing to our target customer, and national reach made this a financially attractive investment for us. You will see this activated in a number of ways throughout the year, such as our just announced, “Official Small Business of NASCAR”.

Let me quickly mention our advantage loyalty program, where we continue to be pleased with our results.

Overall membership is sitting at about 2 million members with small businesses making up the majority of that membership. The average member shops us more frequently and spends more with us and during Q4 we increased our data mining activities and stepped up our direct marking efforts to these customers. This effort will continue in 2005.

Finally, as we look forward to 2005 we’ll continue our emphasis on profitable growth and believe we will achieve low to mid single digit retail comps. For BSG we expect mid single digit sales growth.

To achieve these we are focused on building upon our successes of 2004, also improving our supply sales performance, particularly at Retail, and maintaining our strong technology momentum.

With that, let me turn the call back to Neil.

Neil Austrian - Office Depot Inc. - Chairman, CEO

Thanks, Chuck.

When I was named Chairman and CEO in October of 2004, I set out to accomplish two things. To clearly articulate our priorities for 2005, and then to focus all of our energies and resources on completing them.

Specifically, we’re striving to effectively execute against the following three priorities in 2005; Continue to improve North American Retail profitability while aggressively rolling out new stores in the Northeast; increase our market share within the company’s Business Service Group; and fulfill the promise of the Guilbert acquisition with profitable contract sales growth in Europe.

With this clear focus foremost in our minds and actions we’ve taken action to assure our shareholders and customers that we’re not standing still as we search for my permanent replacement as CEO. Let me give you just a few examples.

In the fourth quarter of 2004, we took several actions to reduce the company’s overall cost structure. Here are some of the main ones; We rationalized our work force both here in North America and Europe; we canceled plans to construct a new corporate support center and headquarters in South Florida, we outsourced a significant portion of our BSG call center operations to a domestic third-party provider, and we redeemed $250 million of existing high-yield debt.

This past January we reintroduced our brand to business customers with a number of bold initiatives and new brand positioning under the umbrella of “Taking Care of Business”. This strategic marketing program reflect Office Depot’s commitment to the business customer, the segment responsible for over 80 percent of our company’s sales.

This strategy has galvanized and strengthened our company, providing much needed momentum in a differentiating message that will strongly resonate with our key stakeholders. “Taking Care of Business” is the approach to success, both internally and externally, that we’ll continue to pursue in 2005 and beyond.

I have one more topic to address and that’s an issue I guess on everybody’s mind, including the management team sitting here, and that’s where do we stand in the CEO search process.

When we initially embarked on this and hired Heidrick & Struggles, we estimated it would take anywhere from three to six months to identify, attract, and hire a successor. I continue to be extremely optimistic that that time schedule and framework is intact, and I am optimistic that by the end of the first quarter of 2005, we will have a new CEO in place. We are in active discussions with a number of people and at this point that’s all I’d like the say on the subject.

In conclusion, I’ve got full faith and confidence in our stated strategies and in our employees as we pursue greater growth and profitability. Our efforts to improve the profitability of North American Retail, grow our share in our North American delivery business, and deliver on the expectations for the Guilbert acquisition, are definitely beginning to generate results. We’ll continue our “Taking Care of Business” philosophy as we strive for continued improvement and execution that will bring further earnings growth in 2005.

Thank you all for your time this morning. Operator, I’d like to turn the call over to you for questions.

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QUESTION AND ANSWER

Operator

Thank you. At this time for any questions you may press star one on your touch-tone phone. You will we prompted to record your first and last name. Again, press star one, please. And if you would like to withdraw your question, you may press star two. One moment for the first question. Thank you. Our first question comes from Matt Fassler. Your line is open and state your company name, please.

Matt Fassler - Goldman Sachs - Analyst

Thanks a lot. Goldman Sachs. Good morning. I’ve got three items I want to raise with you. First of all, as you talked about gross margin in both the Retail and BSG segments, you talked about vendor funding as being a big swing factor that offset some of the negative mix shifts or pricing impacts that otherwise might have dragged margin down. Can you talk about what changed for you in terms of the vendor funding environment and how sustainable you think those benefits would be?

Neil Austrian - Office Depot Inc. - Chairman, CEO

I’d like Chuck to answer that.

Chuck Rubin - Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

Good morning, Matt.

Matt Fassler - Goldman Sachs - Analyst

Good morning.

Chuck Rubin - Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

I think it is sustainable. When you look at the profitability of our sales through our vendors, there’s a number of components that contribute to that.

We had a very disciplined approach to how we worked with our vendors during 2004, tracking better than we had ever tracked the profitability of our sales, and working early on with vendors to manage to a profitability goal, so the vendor funding that we had with them is an ongoing component of our dealings with the vendor community, and it will fluctuate over time, but it will always be a contributing factor to us achieving our goals.

Matt Fassler - Goldman Sachs - Analyst

And to the extent that this swung in your favor in the fourth quarter, did you change agreements over the course of the year or was it a factor of your sales performance against prior plan? I guess, why the stand-out performance in the fourth quarter?

Chuck Rubin - Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

A number of reasons. Certainly our sales improved in the fourth quarter and that contributed to that. There were also issues where you’re tracking your performance during the year and as you get closer to the year-end you become more tangible in terms of where you’re going to end up and the discussions become themselves much more tangible.

So again, that’s a pretty normal occurrence throughout all of retail that as the year progresses the conversations between a retailer and the vendor become more tangible.

Matt Fassler - Goldman Sachs - Analyst

Gotcha. My second and third questions are probably directed to Charlie and they relate to some of the one-time items. First of all, if you look specifically at the goodwill impairment and then at the 21.9 million pretax of severance, et cetera, where do those show up on the divisional P&Ls?

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

The severance would be showing up in G&A. Most of that’s showing up in corporate G&A because we had severance that was in International, that was the International G&A, we had severance here in Retail, it was in Retail G&A. Of course, we don’t break those out, so these rolled up to than grand total Retail number.

And the goodwill impairment I think that’s going to be in our International operations in the International operations.

Matt Fassler - Goldman Sachs - Analyst

So just to get a little more clarity on that $21.9 million, is that in the G&A line on the consolidated P&L and consequently not on the expense lines in the divisional P&Ls?

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

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Final Transcript

ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

It’s not on the divisional P&Ls.

Matt Fassler - Goldman Sachs - Analyst

Okay. Great. And then finally, as we think about how to contemplate operating earnings, or true recurring earnings, I could envision scenarios where you’d have potentially more write-downs either of international goodwill, perhaps more facilities closures and non-recurring items in effect while each of them is one-time in nature kind of becomes recurring. Do you expect to see more charges likely in 2005?

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

No, I don’t. Goodwill, we have primarily two remaining pieces of goodwill. One is on BSG, and as you know BSG is as a division very profitable. The other is associated with Guilbert, and so while we’re not happy with the top line growth in this past year with Guilbert, Guilbert is still very profitable for us and so both of those pieces of goodwill, I think, will remain intact.

Matt Fassler - Goldman Sachs - Analyst

Thank you so much.

Operator

Thank you. Next question, Colin McGranahan, your line is open, and state your company name, please.

Colin McGranahan - Sanford C. Bernstein & Company - Analyst

Good morning. Colin McGranahan with Sanford Bernstein. Two questions, first for Neil, and guess more broadly, Neil, could you comment, first of all on your current thinking in terms of share repurchases in the coming year and your discussions with the board on that? And then, you know, obviously one of the things that struck us at the analyst meeting was giving the costs and the ownership of those costs to an individual specific person. Maybe if you could just comment broadly on how that initiative is playing out and what opportunities you see for costs in the coming year?

Neil Austrian - Office Depot Inc. - Chairman, CEO

Let me deal with the second question first, Colin. I think as you talk with our executives you’ll find that we have pushed accountability down into the company, into the business unit so everybody is pretty clear on what they’re responsible for, what they’re going to be held accountable for what, their goals are.

I think one of the ways you start to look at that is clearly as you look at the segment pieces the increased profitability, you’ll also see that as Charlie mentioned, that we intend to hold G&A basically flat for 2005, means we took a significant amount of G&A out in 2004, and we’re not finished yet. So I would anticipate that from a cost side of the business, we will continue to focus on taking costs out where we can take costs out, and shifting costs where we believe we can get a better return and that really goes to the top line in terms of driving the business.

The second piece in terms of the share repurchase, it’s just been a very orderly disciplined approach where we’re in the market every week buying back stock. We are not at this point going to change that approach, and as we estimated at the beginning it would take us 12 to 18 months to fulfill that. I don’t see any change in our thinking at this point.

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

Just to add to what Neil said, we are in the market and we’re buying at a significantly higher rate this year than we did under the previous programs. Of course, the approval was for larger sum. And so it’s 12 to 24 months and we don’t see that changing. We’ll stay in the market.

Colin McGranahan - Sanford C. Bernstein & Company - Analyst

And, Charlie, just to follow up on the G&A costs, so flat in ‘05 versus the GAAP reported number for ‘04 which includes those charges?

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

Flat in dollars.

Colin McGranahan - Sanford C. Bernstein & Company - Analyst

So some growth on a recurring basis?

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

Very little. It’s flat in dollars, Colin, so on a percentage basis it’s going to come down because our sales grow.

Colin McGranahan - Sanford C. Bernstein & Company - Analyst

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Final Transcript

ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

Right, but flat, you had a charge in the G&A, right?

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

We had some charges, that’s correct, we had some charges in the G&A. Important to understand is G&A this year was essentially the same as last year in dollar terms, it’s up about $6 million.

Last year we had a lot more compensation expense than we had in this year, and so we had the charges in there. Hopefully this coming year we’ll have an equal amount of compensation expense to replace those charges.

Colin McGranahan - Sanford C. Bernstein & Company - Analyst

Okay. And then, Charlie just one more question for you, kind of a modeling question. Can you tell us what the cost of the warehouse was in France, for the closure costs associated with the warehouse in France and I think some of those—

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

$13.5 million.

Colin McGranahan - Sanford C. Bernstein & Company - Analyst

Does that continue into the first quarter as well?

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

No. It was modeled to be an ‘04 and ‘05 expense. What we did was, we saw the benefits, we were having some labor issues around the warehouse we were closing just outside of Paris, so we accelerated it into the, mostly all into the fourth quarter.

Colin McGranahan - Sanford C. Bernstein & Company - Analyst

Okay. Thanks. I’ve got lots more questions but I’ll let some others take a turn.

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

I’m sure you do, Colin.

Operator

Thank you. Next question, Dana Mullins, your line is open, and state your company name, please.

Dan Binder - Buckingham Research Group - Analyst

Yeah, hi. It’s Dan Binder of Buckingham Research. Just a couple of questions for you. First, your transactions were down so obviously you’re doing a better job in-store once you have the traffic in there on attachment selling. What do you think you can do to start driving transactions again?

Secondly, your remodel program appears to be a little bit more robust than I would have expected given your comments at the analyst meeting. Should we take that to mean that the remodels are going well? And then maybe you can give us some further thoughts on the M2s that you’ve opened thus far.

And then lastly, is it fair to assume that the big spike in receivables is related to the vendor programs?

Neil Austrian - Office Depot Inc. - Chairman, CEO

Could you repeat that last part? I didn’t hear it.

Dan Binder - Buckingham Research Group - Analyst

The spike in your receivables. Is that related to the vendor, the strength in the vendor programs you spoke about in your release?

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

Dan, this is Charlie. There’s two reasons for the increase in receivables. You got the first one, which was the increase in vendor program.

A second one was also some extended terms that we have begun offering in Viking as a way to increase our value proposition there.

Let me go back to your first question which is around transactions, and then I’ll let Chuck help me out with it.

One of the things that has been a problem for us on transactions over the past couple of years has been the lack of new stores coming into the system, so over time, transactions tend to decay. The other issue is as we infill stores we tend to cannibalize ourselves. And so that’s a couple of insights on transactions. Chuck, I don’t know if you want to add to that.

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Final Transcript

ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

Chuck Rubin - Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

Yeah, I think that we’re starting to see some improvements when you take a look at total transactions, which accounts for some of the new stores that Charlie just referenced.

Additionally, as we move through 2004, we did see transaction count comps fluctuate, so we started to understand better how to calibrate this, and as we go through 2005, you’re going to start to see some additional efforts. Rick touched on some of the in-store efforts.

From a marketing standpoint we’re going to support them on trying to get that comp transaction number higher, but as the year progresses and new stores come on line, I think, the, we’ll talking again about the difference between a comp transaction and the total as we continue to cannibalize ourselves.

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

I think I’d also point out the average order value is up both on a comp basis and on a total basis both for the quarter and for the year.

Chuck Rubin - Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

Correct. It’s up about 10 percent.

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

Rick, you want to talk about our M2 stores and the remodels?

Rick Lepley - Office Depot Inc. - Executive Vice President, North American Retail

First of all I’d add with transactions that the 70 stores that we’ve put in will begin to anniversary themselves in the third and fourth quarter of 2005 so I think that alone you’ll get a bounce on transactions.

With regard to M2, Dan, we’re very pleased with it. We want to do the best thing with the amount of money that we allocate to remodels. So part of the analytics are derived, we’re trying to derive from them an understanding of exactly what’s important and what may not be so important, so that theoretically if we’re spending, say $275,000 on a full remodel, what could we get done with 200,000, which would allow us then to remodel more stores for the same amount of money that we have budgeted.

And we’ve actually got a rigorous set of analytics in place that I think we’ll have enough numbers by the end of the mid or end of second quarter to understand that, and then to take a look at a broader plan. Of the 50 that we have targeted, quite a number of those we’ve already approved the specific locations, oftentimes that was tied to a remodel of the entire mall on the outside.

In some cases there were stores that were, say, 10, 12 years old and the landlord said, I’m going to reface the mall, and when he would say that we would approve a remodel because we want the expectation when you get inside the store to meet the expectation you had outside the store. So a lot of those are, I would say at this point, we probably have 15 or 17 approved that are directly related to where the entire mall is being remodeled.

Neil Austrian - Office Depot Inc. - Chairman, CEO

I’d also point out that we fielded some qualitative and quantitative research with our customers who shopped in the M2 stores during the fourth quarter, and I think it basically came back to justify the dollars and costs that we put into M2 where the shopping experience was significantly higher than they had in our older stores.

Rick Lepley - Office Depot Inc. - Executive Vice President, North American Retail

Yeah, they’re spending more money and they’re spending more time in the store.

Dan Binder - Buckingham Research Group - Analyst

Okay. Just one last thing. Just with regard to the sustainability of the margin improvement both in retail and particularly in BSG, I realize it’s still down at BSG year-over-year, but probably down a little bit less than I would have expected and a fairly high level, I guess I’m just trying to think about given the fact that 2005 is basically a year of reinvestment in the company, how should we be thinking about your ability to keep up some of the recent trends?

Cindy Campbell - Office Depot Inc. - Executive Vice President, Delivery Sales

I think, this is Cindy Campbell. The issue in the BSG world really is one of mix as I’m sure you understand. Chuck and I are working together more closely than we have ever have in the past in terms of understanding how product increases, further going to hit and how we can get in front of those increases.

For our online business in particular we’re able to react very quickly. Our catalog business, we have merchants now who

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Final Transcript

ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

understand that space better than they have before, and thankfully we’ve been able to anticipate and get out in front of that.

The remaining issue is within our contract business itself and we’ve invested in some tools that allow us better insight into our customer mix and our ability to move margin on those customers. So there will be the reality of trying to react to a different cost reality in 2005, but I think with a better equipped team with knowledge and tools that will help us reduce our exposure to a lot of the increase.

Chuck Rubin - Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

Dan, let me just add to Cindy’s comments. This is Chuck. You also have a couple of points. One that Cindy certainly mentioned about working closer together further in advance, so that we have visibility to cost adjustments and we can take actions to control that.

Secondly, you have a private brand component which is growing through all of our channels of business, and obviously the profitability on that product is very attractive compared to the balance of our assortment. So I believe that short any major change from a competitive standpoint, I believe that what we’ve seen in 2004 is sustainable.

Rick Lepley - Office Depot Inc. - Executive Vice President, North American Retail

I’d also add that a significant part of the BSG business is our catalog business, both the Office Depot and Viking brand, and we’ve made a decision to spend some significant time and effort this year to turn around that Viking business which I’m optimistic we’ll be able to do.

Dan Binder - Buckingham Research Group - Analyst

Great. Thanks.

Operator

Thank you. Next question, Kevin Flaherty, your line is open and state your company name, please.

Kevin Flaherty - Credit Suisse First Boston - Analyst

Kevin Flaherty, Credit Suisse First Boston. Good morning. Congratulations on the profitability improvement in the quarter. Had a couple of questions. First of all for Chuck, there were comments with regards to the cost pressures and lower pricing on ink and toner, just wanted to see if you could elaborate on that a little bit? Are you seeing price increases from the vendors, from HP, being passed on to you, that you’re not able to pass along to retail or is it more just competitive pricing and additional promotion on that category since it’s such a profitable area? And then I had one follow-up.

Chuck Rubin - Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

Kevin, you have a number of factors going on in ink and toner. You have a competitive situation where the outlets that a customer can buy the product have increased, so that puts pressure on our pricing. You have packaging issues where you can buy multipacks which also is putting pressure on our pricing, and you have some cost adjustments coming from vendors, so it’s really those three combined that are impacting some of the margins, or some of the markups on our ink and toner.

Here again, private brand as a component of our strategy, and here again, the markup potential on private brand is very attractive. So as we move into 2005, that is a core foundation of how we’re going to try to address this.

Kevin Flaherty - Credit Suisse First Boston - Analyst

Okay. Great. And then, I guess the second question might be for Rick, I guess, I had some comments on the M2 remodels. I know it’s still, sounds like the new stores are doing well, but in terms of the remodels themselves, can you quantify at all what type of lift you’re seeing just so we can get a better sense what their returns might be on investment?

Rick Lepley - Office Depot Inc. - Executive Vice President, North American Retail

I don’t think we’re ready to do that yet. We’ve got a broad spectrum of M2 remodels, some of which included buildings that we downsized so there were additional problems with those in a sense as we went through the remodel primarily related to the time that it took to do them.

We’ll have a much better feel for this I think after we have a broader sampling and we can put them in different buckets. For example, stores that we didn’t change the size of, the stores over 25,000 square feet, stores that are 20,000 square feet. We really need to look at all of that to understand it.

Neil Austrian - Office Depot Inc. - Chairman, CEO

Kevin, let me add one other thing on the ink and toner. This is Neil. On the International part, Hewlett Packard is really taken a strategic point of view that said they’re going to really increase

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Final Transcript

ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

their market share significantly throughout Europe and they’re lowering their prices.

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

Taking advantage of the weaker dollar.

Neil Austrian - Office Depot Inc. - Chairman, CEO

And in essence, while we can keep the same margin, the total sales dollars and gross margin dollars, therefore, are lower.

Kevin Flaherty - Credit Suisse First Boston - Analyst

Okay. Thank you.

Operator

Thank you. Our final question comes from Aram Rubinson. You’re line is open, and state your company name, please.

Aram Rubinson - Banc of America Securities - Analyst

Thanks. It’s Banc of America. A couple of things. First, I’m just curious on the BSG side what you think the increased M&A activity that’s out there in corporate America means for your customer base? And then I had a follow-up.

Neil Austrian - Office Depot Inc. - Chairman, CEO

I’m not sure I understand the question.

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

I think what it means, Aram this is Charlie, is you’re going to win some and lose some. I think over the past year we’ve, that’s been exactly our story. We lost an account when B of A acquired Fleet. We lost that account. But there’s others that we won. I don’t know, Cindy, if you want to add to that.

Cindy Campbell - Office Depot Inc. - Executive Vice President, Delivery Sales

Well, I think a significant one to that point was in the same sector that allowed us to retain our share was in the financial sector, and I’m sure that the J.P. Morgan Chase win is well understood and in fact that is the single largest customer in the office products space at this point. You do win some and you lose some, and hopefully we can bounce along.

Neil Austrian - Office Depot Inc. - Chairman, CEO

The other thing I would add is that over time, as you start to see global purchasing take effect, where a large contract customer is going to want a single point of contact for their business relationship on a worldwide basis, I think our acquisition of Guilbert and what we have done internationally to try and build that business on a competitive basis is going to stand us in extremely good stead as you see these kinds of consolidations because we’ll be one of the few that’s going to be available to service a client worldwide.

Aram Rubinson - Banc of America Securities - Analyst

Chuck, I had a question about your comment about tying sales and profitability to the vendors. I guess, does that mean that as your profitability of your sales increases, the vendors give you more support? I’m not that smart on this. I’m just hoping could you help me there.

Chuck Rubin - Office Depot Inc. - Executive Vice President, Chief Merchandising Officer, Head of the Marketing Group

No, just to clarify, as you, as we work with our vendors and we are obviously significant partners to many of our vendors as they are to us, once we’ve determined that the product that they offer is attractive for our customer and, in fact, we want to be doing significant business with that vendor, part of our ongoing plan is to set out goals in terms of sales performance and margin performance.

Once you’ve set the goal out, like anything else that you’ve set out as a goal, you need to manage to that. You need to scorecard against it and work towards that. That’s really what we did 2004 and that’s what we’re going to continue to do in 2005.

So right now we already have established goals for 2005 with our core vendors, and as each month goes by we continue to track to that and make necessary adjustments to our go forward plan so that we achieve what we want to achieve for the year. And that’s really what I’m talking about when we talk about a partnership with our vendor.

Aram Rubinson - Banc of America Securities - Analyst

And the last question I just wanted to understand is, I would have expected any kind of improvements in the business to at least initially come from the cost side of the business, i.e. the G&A specifically. Did you guys end up making bonus, and that was

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Final Transcript

ODP - Q4 2004 Office Depot Inc. Earnings Conference Call

maybe one reason why G&A was maybe not as big a source, was the company bonus for the year?

Charlie Brown - Office Depot Inc. - Executive Vice President, CFO

Aram this is Charlie. As I mentioned earlier, the compensation expense, which would include bonus, was higher in 2003, but we are essential flat in G&A this year largely because the charges that are flowing through G&A for all the severance, facility termination costs, getting out of the new corporate headquarters, so we’re essentially flat, and then the outlook appears to be flat again, but hopefully we’ll replace all those charges with some increased compensation expense.

Neil Austrian - Office Depot Inc. - Chairman, CEO

What I’d say is that as I look forward to the plan for 2005 and what we’re going to share with the board and what we’ve shared with the management group here, is we’re taking a significant whack out of G&A domestically, and I think we’ve got further improvement as you go out through the year, so I think you’ll start to see the impact of that on the G&A line, particularly domestically in 2005 and six. And that excludes any compensation issues.

Aram Rubinson - Banc of America Securities - Analyst

Okay. Well, thank you and good luck.

Neil Austrian - Office Depot Inc. - Chairman, CEO

Thanks. I just want to thank everybody for joining us. I think that the management team joins me, I think, in our optimism, I think that we really feel good about what we achieved in the fourth quarter. I think we’re excited about we’re looking forward to in 2005 and I think you’ll see a continued enthusiasm from this management team dedicated to fulfilling the promise that we made last November when we met many of you at our investor conference.

Operator

Thank you. That concludes today’s conference. You may disconnect.

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